UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2008
GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)
Montana
(State or other jurisdiction of incorporation)

(Commission File Number) 000-18911	(IRS Employer Identification No.) 81-0519541
49 Commons Loop
Kalispell, Montana 59901
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (406) 756-4200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES

Item 8.01	Other Events
     In response to growing concerns over the long-term viability of the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae), Glacier Bancorp, Inc. (Nasdaq: GBCI) continues to evaluate the possibility of an “other than temporary impairment” charge with respect to its investments in Freddie Mac preferred stock and Fannie Mae common stock. The term “other than temporary impairment” is not intended to mean that the decline in value is permanent.
     The Company owns 150,000 shares of Series O preferred stock issued by Freddie Mac and 1,200 shares of Fannie Mae common stock. As of June 30, 2008, the Company had a combined investment of $7,593,000 in such securities with a temporary unrealized loss of $2,322,000, or $1,408,000 after tax. Fortunately, the Company does not have a significant investment in these securities relative to its size of $5 billion in total assets. Based on the value of such securities as of August 28, the unrealized loss has increased to $4,614,000, or $2,796,000 after tax ($0.05 per fully diluted share). Should the entire $7,593,000 investment be deemed other than temporarily impaired, the Company would incur an after tax charge to earnings of $4,602,000, or $0.09 per fully diluted share.
     There is ongoing discussion among bank regulators, the accounting profession and the banking industry on this topic. The Company will continue to monitor industry and political developments with respect to Freddie Mac and Fannie Mae to assess the amount, if any, of the Company’s investments therein that may be other than temporarily impaired.

Item 9.01	Financial Statements and Exhibits
     (a) Financial Statements: None
     (b) Pro Forma Financial Information: None
     (c) Exhibits: None

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 29, 2008	GLACIER BANCORP, INC.
	By:	/s/ Ron J. Copher
Ron J. Copher
Chief Financial Officer and Treasurer

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